Exhibit 99.3

CONSENT OF LAZARD FRÈRES & CO. LLC

The Board of Directors

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 12, 2013, to the Board of Directors of Health Management Associates, Inc. (“HMA”) as Annex D to, and reference thereto under the headings “Summary—Opinions of Financial Advisors to HMA,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the HMA Board of Directors and HMA’s Reasons for the Merger” and “The Merger—Opinions of Financial Advisors to HMA—Lazard Opinion” in, the joint proxy statement/prospectus relating to the proposed transaction involving HMA and Community Health Systems, Inc. (“CHS”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of CHS (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ Jason R. Bernhard
Jason R. Bernhard Managing Director

November 18, 2013